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                                                     Exhibit 99

   For Release:  Immediate

                             TDS AND USM
                 ANTICIPATE FAVORABLE RESOLUTION OF
                 ISSUES RAISED IN THE LA STAR MATTER

        March 14, 1995, Chicago, Illinois - Telephone and Data Systems, Inc. (AMEX symbol "TDS") and United States Cellular Corporation (AMEX symbol "USM") announced today that they have reached a preliminary settlement with a group of Wisconsin telephone companies (the "Settlement Group") involved in a proceeding initiated by the Federal Communications Commission ("FCC") (the "FCC Proceeding"), and that they have executed a definitive settlement agreement with BellSouth Mobility Inc ("BMI") with respect to the same proceeding (and certain other litigation between the parties). Pending the negotiation of a definitive agreement with the Settlement Group and the action of the judge presiding in the FCC Proceeding, the judge has postponed today's scheduled start of the hearing in the FCC Proceeding. The settlement agreements, which follow extensive discovery by the FCC and other parties, contemplate the filing of a joint motion for summary decision finding that TDS and its affiliates are fully qualified to be FCC licensees.

        As previously reported, on February 1, 1994, the FCC ordered a hearing to determine whether, in a proceeding involving the application of La Star Cellular Telephone Company for a cellular license in a portion of the New Orleans Metropolitan Statistical Area, USM misrepresented facts to, lacked candor in its dealings with, or attempted to mislead the FCC. The hearing was also to determine whether TDS possessed the requisite character qualifications to retain its cellular license for Wisconsin Rural Service Area 8.

        The preliminary agreement with the Settlement Group calls for USM to retain control of the Wisconsin 8 market through a limited partnership in which a USM affiliate will be the sole general partner and hold a 74% ownership interest. The settlement with BMI results in USM selling to BMI a portion of its interest in a partnership providing cellular service in Baton Rouge, Louisiana; USM acquiring a portion of BMI's interest in three rural markets surrounding New Orleans and Baton Rouge; and USM and BMI each acquiring from the other certain interests in rural markets in Tennessee, some of which will become part of the Nashville cellular system where the two companies are partners.


        TDS is a Chicago-based telecommunications company with established cellular telephone, local telephone and radio paging operations. TDS strives to build value for its shareholders by providing excellent communications services in attractive, closely related segments of the telecommunications industry.

        Headquartered in Chicago, USM manages and invests in cellular systems throughout the United States. As of December 31, 1994, USM owned or had rights to acquire interests representing 25.2 million population equivalents in 207
   markets.    At  that  date, USM  managed  operational  systems
   serving 143 markets.

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        Wednesday, March 15, 1995, at 10:00 a.m. Central Standard
   Time, TDS  will hold a news conference by phone to discuss the
   resolution of the issues  raised in the La  Star matter.   The
   news conference is available by  calling (800) 683-1535.   For
   additional  information, please call  Murray L. Swanson, TDS's
   Executive Vice President -  Finance, at (312) 630-1900.   Out-
   of-town media, please call collect.

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